Exhibit 99.1

ICHOR HOLDINGS, LTD. ANNOUNCES $50 MILLION SHARE REPURCHASE PROGRAM

Program Initiated Concurrently with Debt Refinance

FREMONT, Calif., February 15, 2018–(BUSINESS WIRE)–Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering, and manufacturing of critical fluid and gas delivery subsystems for semiconductor capital equipment, today announced that its board of directors has authorized the repurchase of up to $50 million of the company’s ordinary shares.

“Our confidence in the continued strength of the company and positive free cash flow performance led us to approve this share repurchase program,” commented Chairman and CEO Tom Rohrs. “Ichor’s management team and board of directors firmly believe in our long-term growth prospects, and we are also committed to efficient capital allocation. Given our continued outlook for strong cash generation, as well as available funds on our new revolving credit facility, we believe the company has the financial position to continue to invest for future organic and inorganic growth, while also allocating capital toward stock repurchases on an opportunistic basis.”

Concurrent with the announcement of this program, the company has completed the refinancing of their existing term loans and revolver credit facility with a $175 million term loan as well as secured a new revolving credit facility of up to $125 million. The interest rate on the new term loan and revolver credit facility carries a 25 basis point reduction and extends the maturity from August 2020 to February 2023.

This $50 million share repurchase program is effective immediately and will be funded using the company’s available cash, as well as incremental borrowing on the new revolving credit facility. Share repurchases under this program may be made through open market or privately negotiated transactions, at times and in such amounts as the board and management deem appropriate, subject to market conditions and other factors, and in accordance with applicable regulatory requirements. The share repurchase program does not obligate the company to repurchase any dollar amount or number of shares, and the company may commence, suspend or discontinue purchases of ordinary shares under this authorization at any time or periodically without prior notice.

As of December 29, 2017, Ichor had $69.2 million in cash and restricted cash, $189.5 million in long-term debt, and approximately 25.9 million shares outstanding.

About Ichor

Ichor is a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment. Our primary offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as electroplating and cleaning. We also manufacture certain components for internal use in fluid delivery systems and for direct sales to our customers. This vertically integrated portion of our business is primarily focused on metal and plastic parts that are used in gas and chemical systems, respectively. For more information, please visit Ichor’s website at: www.ichorsystems.com.

Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "guidance," "expects," "intends," "projects," "plans," "believes," "estimates," "targets," "anticipates," “look forward,” and similar expressions are used to identify these forward-looking statements. Our expectations about quarterly and full year results are based on preliminary unaudited information about the fourth quarter of 2017 and are subject to revision. Although the quarter is now completed, we are still in the early stages of our standard financial reporting closing procedures. Accordingly, as we complete our normal quarter-end and year-end closing and review processes, actual results could differ materially from these preliminary estimates.

Examples of forward-looking statements include, but are not limited to, statements regarding financial results for the fiscal fourth quarter and full year 2017, which are subject to adjustment in connection with the year-end audit and preparation of our annual report on form 10-K, and expected revenue and performance for the first quarter of 2018, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on management’s current expectations and assumptions regarding Ichor’s business and industry, the economy and other future conditions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Many factors could cause actual results to differ materially and adversely from these forward-looking statements, including:  (1) dependence on expenditures by manufacturers and cyclical downturns in the semiconductor capital equipment industry, (2) reliance on a very small number of original equipment manufacturers for a significant portion of sales, (3) negotiating leverage held by our customers, (4) competitiveness and rapid evolution of the industries in which we participate, (5) risks associated with weakness in the global economy and geopolitical instability, (6) keeping pace with developments in the industries we serve and with technological innovation generally, (7) designing, developing and introducing new products that are accepted by original equipment manufacturers in order to retain our existing customers and obtain new customers, (8) managing our manufacturing and procurement process effectively, (9) defects in our products that could damage our reputation, decrease market acceptance and result in potentially costly litigation, (9)  dependence on a limited number of suppliers and (10) the integration of recent acquisitions with Ichor, including the ability to retain customers, suppliers and key employees.  Additional information concerning these and other factors can be found in Ichor's filings with the Securities and Exchange Commission (the “SEC”), including other risks, relevant factors and uncertainties identified in the "Risk Factors" section of Ichor's Annual Report on Form 10-K filed with the SEC on March 28, 2017, Ichor’s Quarterly Reports on Form 10-Q filed with the SEC on May 12, 2017 and August 11, 2017, and subsequent filings with the SEC.

All forward-looking statements in this press release are based upon information available to us as of the date hereof, and qualified in their entirety by this cautionary statement. We undertake no obligation to update or revise any forward-looking statements contained herein, whether as a result of actual results, changes in Ichor’s expectations, future events or developments, or otherwise, except as required by law.

Contact:

Jeff Andreson, CFO 510-897-5200

Claire McAdams, IR 530-265-9899

IR@ichorsystems.com

Source: Ichor Holdings, Ltd.